FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-190246-04

Sent: Thursday, April 24, 2014 12:26 PM
To:
Cc:
Subject: JPMBB 2014-C19: Gumberg High Resolution Site Plan

– attached is a high resolution site plan, which you can zoom-in and see in detail.  Let us know if you need anything incremental.

Regards,
Erik

Erik Laney | Securitized Products | J.P. Morgan | 383 Madison Avenue, 31st Floor, New York, NY, 10179  | T: 212 622 0430 | F: 989 607 4074 | C: 614 937 1834 | Erik.P.Laney@jpmorgan.com | jpmorgan.com

This email is confidential and subject to important disclaimers and conditions including on offers for the purchase or sale of securities, accuracy and completeness of information, viruses, confidentiality, legal privilege, and legal entity disclaimers, available at http://www.jpmorgan.com/pages/disclosures/email.

JPMBB 2014-C19

Gumberg Retail Portfolio – Site Plan

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-190246) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 866-400-7834 or by emailing cmbs-prospectus@jpmorgan.com.

THESE MATERIALS ARE BEING PROVIDED TO YOU FOR INFORMATIVE PURPOSES ONLY IN RESPONSE TO YOUR SPECIFIC REQUEST. THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE  MATERIALS. THE UNDERWRITERS AND/OR THEIR AFFILIATES OR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY SECURITY OR CONTRACT DISCUSSED IN THESE MATERIALS. THE INFORMATION CONTAINED IN THESE MATERIALS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND WILL BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

JPMBB 2014-C19

Gumberg Retail Portfolio

Waterworks

WATERWORKS CINEMAS
UNCLE SAM'S SANDWICHES
T.J.maxx
BARNES & NOBLE
sears OPTICAL
GIANT EAGLE
verizon
Marshalls
avenue
OLD NAVY
Dunham's
PETCO
BED BATH & BEYOND
Walmart
Save money. Live better.
CLUB ONE
PHILIP PELUSI
at&t
PEARLE VISION CENTER
SPORT CLIPS
ALADDIN'S EATERY
TOP HAT TUXEDO
ITALIAN VILLAGE PIZZA
VACANT
Party City
ROSS DRESS FOR LESS
LaCasita
SUBWAY
COLD STONE
FIVE GUYS
Peet's Coffee & Tea
Dollar Bank
FREEPORT ROAD
PNC
N
Anchor
Non Anchor
Vacant
Ground Lease
Not Part of the Collateral
WALNUT GROVE
Wendy's
Eat'n Park
Pier 1 imports
Citizens Bank
FIRST NIAGARA
TACO BELL

Northtowne Mall

Walmart
Save money. Live better.
Supercenter
Elder-Beerman
SHOE DEPT.
sears
jcpenney
Marshalls
Dunham's
DOLLAR TREE
BIG LOTS!
PET SUPPLIES PLUS
Advance Auto Parts
Tuffy
Big Boy
BURGER KING
Arby's
STATE BANK
Speedway

North Huntingdon Square

TARGET
Famous Footwear
GIANT EAGLE
PENNSYLVANIA AVENUE
KOHL'S
ANYTIME FITNESS
DOLLAR TREE
UPMC Urgent Care
Panera BREAD
GetGo
Bob Evans RESTAURANT
Eat'n Park
The place for Smiles
U.S. ROUTE 30

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.